Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33772) pertaining to the Interactive Intelligence, Inc. 401(k) Savings Plan of our report dated May 17, 2002 with respect to the financial statements and schedules of the Interactive Intelligence, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana

June 24, 2002